AMERICAN FUNDS PORTFOLIO SERIES

AMENDED AND RESTATED SHAREHOLDER SERVICES AGREEMENT

1.                  The parties to this Amended and Restated Shareholder Services Agreement (the “Agreement”), which is effective as of January 1, 2017, are American Funds Portfolio Series, a Delaware statutory trust (the “Series”), and American Funds Service Company, a California corporation (“AFS”). The Series consists of the portfolios set forth on Exhibit A (each a “Fund” and collectively the “Funds”). AFS is a wholly owned subsidiary of Capital Research and Management Company (“CRMC”). This Agreement will continue in effect until amended or terminated in accordance with its terms. The effective dates of this Agreement with respect to the Funds are set forth on Exhibit A.

2.                  The Series hereby employs AFS, and AFS hereby accepts such employment by the Series, as its transfer agent. In such capacity AFS will provide the services of stock transfer agent, dividend disbursing agent, redemption agent, and such additional related services as the Series may from time to time require, in respect of Class A shares; Class B shares; Class C shares; Class F-1 shares, Class F-2 shares and Class F-3 shares (“Class F shares”); Class 529-A shares, Class 529-B shares, Class 529-C shares, Class 529-E shares and Class 529-F-1 shares (“Class 529 shares”); Class R-1 shares, Class R-2 shares, Class R-2E shares, Class R-3 shares, Class R-4 shares, Class R-5E shares, Class R-5 shares and Class R-6 shares (“Class R shares”) (Class A shares, Class B shares, Class C shares, Class F shares, Class 529 shares and Class R shares collectively the “shares”) of the Series, as set forth on Exhibit A, all of which services are sometimes referred to herein as “shareholder services.” In addition, AFS assumes responsibility for the Series’ implementation and compliance with the procedures set forth in the Anti-Money Laundering Program (“AML Program”) of the Series and does hereby agree to provide all records relating to the AML Program to any federal examiner of the Series upon request.

3.                  AFS has entered into substantially identical agreements with other investment companies for which CRMC serves as investment adviser. (For the purposes of this Agreement, such investment companies, including the Series, are called “participating investment companies.”)

4.                  AFS has entered into an agreement with DST Systems, Inc. (hereinafter called “DST”), to provide AFS with electronic data processing services sufficient for the performance of the shareholder services referred to in paragraph 2.

5.                  The Series, together with the other participating investment companies, will maintain a Review and Advisory Committee, which Committee will review and may make recommendations to the boards of the participating investment companies regarding all fees and charges provided for in this Agreement, as well as review the level and quality of the shareholder services rendered to the participating investment companies and their shareholders. Each participating investment company may select one director or trustee who is not affiliated with CRMC, or any of its affiliated companies, to serve on the Review and Advisory Committee.

6.                  AFS will provide to the participating investment companies the shareholder services referred to herein in return for the following fees:

Annual account maintenance fee (paid monthly):

Fee per account (annual rate) Rate

Broker controlled account (networked and street) $0.84

Full service account $16.00

No annual fee will be charged for a participant account underlying a 401(k) or other defined contribution plan where the plan maintains a single account on AFS’ books and responds to all participant inquiries.

The fees described above shall be invoiced and paid within 30 days after the end of the month in which the services were performed.

Any revision of the schedule of charges set forth herein shall require the affirmative vote of a majority of the members of the board of trustees of the Series.

7.                  a. All Fund-specific charges from third parties -- including DST charges, payments described in the next sentence, postage, National Securities Clearing Corporation (NSCC) transaction charges and similar out-of-pocket expenses -- will be passed through directly to the Series or other participating investment companies, as applicable. AFS, subject to approval of its board of directors, is authorized in its discretion to negotiate payments to third parties for account maintenance and/or transaction processing services described in paragraph 7.b., provided such payments do not exceed the anticipated savings to each Fund, either in fees payable to AFS hereunder or in other direct Fund expenses, that AFS reasonably anticipates would be realized by each Fund from using the services of such third party rather than maintaining the accounts directly on AFS’ books and/or processing non-automated transactions. The limitation set forth above shall not apply to Class C shares, Class F shares, Class 529 shares or Class R shares.

b. During the term of this Agreement, AFS shall perform or cause to be performed the transfer agent services set forth in Exhibit B hereto, as such exhibit may be amended from time to time by mutual consent of the parties. The Series and AFS acknowledge that AFS will contract with third parties, to perform such transfer agent services. In selecting third parties to perform transfer agent services, AFS shall select only those third parties that AFS reasonably believes have adequate facilities and personnel to diligently perform such services. As set forth in the Administrative Services Agreement between the Series and CRMC, CRMC or its affiliates shall monitor, coordinate and oversee the activities performed by the third parties with which AFS contracts.

8.                  It is understood that AFS may have income in excess of its expenses and may accumulate capital and surplus. AFS is not, however, permitted to distribute any net income or accumulated surplus to its parent, CRMC, in the form of a dividend without the affirmative vote of a majority of the members of the boards of the Series and all participating investment companies.

9.                  This Agreement may be amended at any time by mutual agreement of the parties, with agreement of the Series to be evidenced by affirmative vote of a majority of the members of the board of the Series.

10.             This Agreement may be terminated on 180 days’ written notice by either party. In the event of a termination of this Agreement, AFS and the Series will each extend full cooperation in effecting a conversion to whatever successor shareholder service provider(s) the Series may select, it being understood that all records relating to the Series, the Funds and the Funds’ shareholders are property of the Series.

11.             In the event of a termination of this Agreement by the Series, the Series will pay to AFS as a termination fee each Fund’s proportionate share of any costs of conversion of the Fund’s shareholder service from AFS to a successor. In the event of termination of this Agreement and all corresponding agreements with all the participating investment companies, all assets of AFS will be sold or otherwise converted to cash, with a view to the liquidation of AFS when it ceases to provide shareholder services for the participating investment companies. To the extent any such assets are sold by AFS to CRMC and/or any of its affiliates, such sales shall be at fair market value at the time of sale as agreed upon by AFS, the purchasing company or companies, and the Review and Advisory Committee. After all assets of AFS have been converted to cash and all liabilities of AFS have been paid or discharged, an amount equal to any capital or paid-in surplus of AFS that shall have been contributed by CRMC or its affiliates shall be set aside in cash for distribution to CRMC upon liquidation of AFS. Any other capital or surplus and any assets of AFS remaining after the foregoing provisions for liabilities and return of capital or paid-in surplus to CRMC shall be distributed to the participating investment companies in such proportions as may be determined by the Review and Advisory Committee.

12.             In the event of disagreement between the Series and AFS, or between the Series and other participating investment companies as to any matter arising under this Agreement, which the parties to the disagreement are unable to resolve, the question shall be referred to the Review and Advisory Committee for resolution. If the Review and Advisory Committee is unable to resolve the question to the satisfaction of both parties, either party may elect to submit the question to arbitration; one arbitrator to be named by each party to the disagreement and a third arbitrator to be selected by the two arbitrators named by the original parties. The decision of a majority of the arbitrators shall be final and binding on all parties to the arbitration. The expenses of such arbitration shall be paid by the party electing to submit the question to arbitration.

13.             The obligations of the Series under this Agreement are not binding upon any of the trustees, officers, employees, agents or shareholders of the Series or each Fund individually, but bind only the Series and each Fund. AFS agrees to look solely to the assets of each Fund for the satisfaction of any liability of the Funds in respect to this Agreement and will not seek recourse against such trustees, officers, employees, agents or shareholders, or any of them or their personal assets for such satisfaction.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in duplicate original by their officers thereunto duly authorized, as of December 15, 2016.

AMERICAN FUNDS SERVICE COMPANY	AMERICAN FUNDS PORTFOLIO SERIES

By/s/ Angela M. Mitchell	By/s/ Steven I. Koszalka
Angela M. Mitchell	Steven I. Koszalka
Secretary	Secretary

EXHIBIT A

to the

Amended and Restated Shareholder Services Agreement

Fund	Effective Date
American Funds Global Growth Portfolio	1/1/17
American Funds Growth Portfolio	1/1/17
American Funds Growth and Income Portfolio	1/1/17
American Funds Balanced Portfolio	1/1/17
American Funds Income Portfolio	1/1/17
American Funds Tax-Advantaged Income Portfolio[1]	1/1/17
American Funds Preservation Portfolio	1/1/17
American Funds Tax-Exempt Preservation Portfolio[1]	1/1/17

1 Fund offers only Class A, B, C, F-1, F-2 and F-3 shares

EXHIBIT B

to the

Amended and Restated Shareholder Services Agreement

AFS or any third party with whom it may contract (AFS and any such third-party are collectively referred to as “Service Provider”) shall act, as necessary, as stock transfer agent, dividend disbursing agent and redemption agent for each Fund’s shares and shall provide such additional related services as each Fund’s shares may from time to time require.

1.	Record Maintenance

The Service Provider shall maintain, and require any third parties with which it contracts to maintain with respect to each Fund’s shareholders holding the Fund’s shares in a Service Provider account (“Customers”) the following records:

a.	Number of shares;

b.                 Date, price and amount of purchases and redemptions (including dividend reinvestments) and dates and amounts of dividends paid for at least the current year to date;

c.                  Name and address of the Customer, including zip codes and social security numbers or taxpayer identification numbers;

d.                 Records of distributions and dividend payments; and

e.                  Any transfers of shares.

2.	Shareholder Communications

Service Provider shall:

a.                  Provide to a shareholder mailing agent for the purpose of delivering certain Series-related materials the names and addresses of all Customers. The Series-related materials shall consist of updated summary prospectuses and/or prospectuses and any supplements and amendments thereto, annual and other periodic reports, proxy or information statements and other appropriate shareholder communications. In the alternative, the Service Provider may distribute the Series-related materials to its Customers.

b.                 Deliver current Series summary prospectuses, prospectuses and statements of additional information and annual and other periodic reports upon Customer request, and, as applicable, with confirmation statements.

c.                  Deliver statements to Customers on no less frequently than a quarterly basis showing, among other things, the number of shares of each Fund owned by such Customer and the net asset value of shares of each Fund as of a recent date.

d.                 Produce and deliver to Customers confirmation statements reflecting purchases and redemptions of shares of the Funds.

e.                  Respond to Customer inquiries regarding, among other things, share prices, account balances, dividend amounts and dividend payment dates.

f.                    With respect to Class A shares, Class B shares, Class C shares and/or Class F shares of each Fund purchased by Customers, provide average cost basis reporting to Customers to assist them in preparation of their income tax returns.

g.                 If the Service Provider accepts transactions in the Funds’ shares from any brokers or banks in an omnibus relationship, require each such broker or bank to provide such shareholder communications as set forth in 2(a) through 2(e) to its own Customers.

3.	Transactional Services

The Service Provider shall communicate to its Customers, as to shares of the Funds, purchase, redemption and exchange orders reflecting the orders it receives from its Customers or from any brokers and banks for their Customers. The Service Provider shall also communicate to beneficial owners holding through it, and to any brokers or banks for beneficial owners holding through them, as to shares of the Funds, mergers, splits and other reorganization activities, and require any broker or bank to communicate such information to its Customers.

4.	Tax Information Returns and Reports

The Service Provider shall prepare and file, and require to be prepared and filed by any brokers or banks as to their Customers, with the appropriate governmental agencies, such information, returns and reports as are required to be so filed for reporting: (i) dividends and other distributions made; (ii) amounts withheld on dividends and other distributions and payments under applicable federal and state laws, rules and regulations; and (iii) gross proceeds of sales transactions as required.

5.	Series Communications

The Service Provider shall, upon request by the Series, on each business day, report the number of shares on which the transfer agency fee is to be paid pursuant to this Agreement. The Service Provider shall also provide the Series with a monthly invoice.

6.	Coordination, Oversight and Monitoring of Service Providers

As set forth in the Administrative Services Agreement between the Series and CRMC, CRMC shall coordinate, monitor and oversee the activities performed by the Service Providers with which AFS contracts. AFS shall monitor Service Providers’ provision of services including the delivery of Customer account statements and all Series-related materials, including summary prospectuses and/or prospectuses, shareholder reports, and proxies.

AMERICAN FUNDS PORTFOLIO SERIES

AMENDED AND RESTATED ADMINISTRATIVE SERVICES AGREEMENT

WHEREAS, American Funds Portfolio Series (the “Series”), is a Delaware statutory trust registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end diversified investment company that consists of the funds set forth on Exhibit B (each a “Fund” and collectively the “Funds”) and may offer additional series of funds in the future;

WHEREAS, each Fund offers Class A shares; Class C shares; Class F-1 shares, Class F-2 shares and Class F-3 shares (“Class F shares”); Class R-1 shares, Class R-2 shares, Class R-2E shares, Class R-3 shares, Class R-4 shares, Class R-5E shares, Class R-5 shares and Class R-6 shares (“Class R shares”); and Class 529-A shares, Class 529-B shares, Class 529-C shares, Class 529-E shares, and Class 529-F-1 shares (“Class 529 shares”) of beneficial interest, as set forth on Exhibit B (Class A shares, Class C shares, Class F shares, Class R shares and Class 529 shares, collectively, the “shares”);

WHEREAS, Capital Research and Management Company (the “Investment Adviser”), is a Delaware corporation registered under the Investment Advisers Act of 1940, as amended, and is engaged in the business of providing investment advisory and related services to the Series and to other investment companies;

WHEREAS, the Series wishes to have the Investment Adviser assist financial advisers and other intermediaries with their provision of service to shareholders of the Series and to arrange for and coordinate, monitor and oversee the activities performed by the third parties with which affiliates of the Investment Adviser contract for the provision of sub-transfer agency services (the “administrative services”);

WHEREAS, the Investment Adviser is willing to perform or to cause to be performed such administrative services for the Series’ shares on the terms and conditions set forth herein; and

WHEREAS, the Series and the Investment Adviser wish to enter into an Amended and Restated Administrative Services Agreement (“Agreement”) whereby the Investment Adviser would perform or cause to be performed such administrative services for each Fund’s shares;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

1.                  Services. During the term of this Agreement, the Investment Adviser shall perform or cause to be performed the administrative services set forth in Exhibit A hereto, as such exhibit may be amended from time to time by mutual consent of the parties.

2.                  Effective Date and Termination of Agreement. This Agreement shall become effective on January 1, 2017 and unless terminated sooner it shall continue in effect until January 31, 2017. It may thereafter be continued from year to year only with the approval of a majority of those trustees of the Series who are not “interested persons” of the Series (as defined in the 1940 Act) and have no direct or indirect financial interest in the operation of this Agreement or any agreement related to it (the “Independent Trustees”). The effective and termination dates of this Agreement with respect to the Funds are set forth on Exhibit B. This Agreement may be terminated as to the Series as a whole or any Fund in the Series or class of shares of the Funds individually at any time by vote of a majority of the Independent Trustees. The Investment Adviser may terminate this agreement upon sixty (60) days’ prior written notice to the Series.

3.                  Amendment. No material amendment to this Agreement shall be made unless such amendment is approved by the vote of a majority of the Independent Trustees.

4.                  Assignment. This Agreement shall not be assignable by either party hereto and in the event of assignment shall automatically terminate forthwith. The term “assignment” shall have the meaning set forth in the 1940 Act. Notwithstanding the foregoing, the Investment Adviser is specifically authorized to contract with its affiliates for the provision of administrative services on behalf of the Series.

5.                  Issuance of Additional Series of Funds. This Agreement shall apply to any funds added to the Series that offer Class A shares, Class C shares, Class F shares, Class R shares or Class 529 shares unless the Series’ Independent Trustees otherwise provide.

6.                  Choice of Law. This Agreement shall be construed under and shall be governed by the laws of the State of California, and the parties hereto agree that proper venue of any action with respect hereto shall be Los Angeles County, California.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate original by their officers thereunto duly authorized, as of December 15, 2016.

CAPITAL RESEARCH AND	AMERICAN FUNDS PORTFOLIO SERIES
MANAGEMENT COMPANY

By:/s/ Michael J. Downer	By:/s/ Steven I. Koszalka
Michael J. Downer	Steven I. Koszalka
Senior Vice President and Secretary	Secretary

EXHIBIT A

to the

Amended and Restated Administrative Services Agreement

Fund	Effective Date	Termination Date
American Funds Global Growth Portfolio	1/1/17	1/31/17
American Funds Growth Portfolio	1/1/17	1/31/17
American Funds Growth and Income Portfolio	1/1/17	1/31/17
American Funds Balanced Portfolio	1/1/17	1/31/17
American Funds Income Portfolio	1/1/17	1/31/17
American Funds Tax-Advantaged Income Portfolio[1]	1/1/17	1/31/17
American Funds Preservation Portfolio	1/1/17	1/31/17
American Funds Tax-Exempt Preservation Portfolio[1]	1/1/17	1/31/17

1 Fund offers only Class A, C, F-1, F-2 and F-3 shares

EXHIBIT B

to the

Amended and Restated Administrative Services Agreement

1.	Assisting Financial Intermediaries in their Provision of Shareholder Services

The Investment Adviser shall assist financial advisers and other intermediaries in their provision of services to shareholders of the Series. Such assistance shall include, but not be limited to, responding to a variety of inquiries such as cost basis information, share class conversion policies, retirement plan distribution requirements, Series investment policies and Series market timing policies. In addition, the Investment Adviser shall provide such intermediaries with in-depth information on current market developments and economic trends/forecasts and their effects on the Series and detailed Series analytics, and such other matters as may reasonably be requested by financial advisers or other intermediaries to assist them in their provision of service to shareholders of the Series.

2.	Coordination, Oversight and Monitoring of Service Providers

The Investment Adviser shall monitor, coordinate and oversee the activities performed by the third parties with which its affiliates contract for the provision of sub-transfer agency services. In doing so the Investment Adviser shall establish procedures to monitor the activities of such third parties. These procedures may, but need not, include monitoring: (i) telephone queue wait times; (ii) telephone abandon rates; (iii) website and voice response unit downtimes; (iv) downtime of the third party’s shareholder account recordkeeping system; (v) the accuracy and timeliness of financial and non-financial transactions; (vi) compliance with the Series prospectus; and (vii) with respect to Class 529 shares, compliance with the CollegeAmerica program description.